Exhibit A(6)(a)

New York State

Department of State

Division of Corporations, State Records

and Uniform Commercial Code

41 State Street

Albany, NY 12231

www.doe.state.ny.us

ARTICLES OF ORGANIZATION

OF

STRATEGAS SECURITIES, LLC

Under Section 203 of the Limited Liability Company Law

FIRST: The name of the limited liability company is: “Strategas Securities, LLC”

SECOND: The county within this state in which the office of the limited liability company is to be located is New York County.

THIRD: The Secretary of State is designated as agent of the limited liability company upon whom process against it may be served. The address within or without this state to which the Secretary of State shall mail a copy of any process against the limited liability company served upon him or her is:

Nicholas Bohnsack

52 Vanderbilt Avenue, Eight Floor

New York, NY 10017

/s/ Sheila J. Vasantharam
Sheila J. Vasantharam, organizer

ARTICLES OF ORGANIZATION

OF

STRATEGAS SECURITIES, LLC

Under Section 203 of the Limited Liability Company Law

Filed by:	Sheila J. Vasantharam
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017

NOTE: This form was prepared by the New York State Department of State for filing articles of organization for a domestic limited liability company. It does not contain all optional provisions under the law. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores. The Department of State recommends that legal documents be prepared under the guidance of an attorney. The certificate must be submitted with a $200 filing fee made payable to the Department of State.